SEPARATION AGREEMENT & RELEASE

This is an Agreement between Nevada Gold & Casinos, Inc. (the "Company") and H. Thomas Winn ("HTW").

WHEREAS, HTW has announced his resignation as Chairman of the Board of Directors of the Company and his intention to resign as an employee as set forth below;

WHEREAS, the Company and HTW intend the terms and conditions of this Agreement to govern all issues related to HTW's resignation from the Company; and

WHEREAS, HTW has up to and including (21) days, to consider the terms of this Agreement; and

WHEREAS, HTW has consulted with a lawyer before signing this Agreement; and

WHEREAS, HTW acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and

WHEREAS, HTW understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement.

NOW, THEREFORE, the Company and HTW agree as follows:

1. Resignation. Upon the Effective Date of this Agreement, HTW will resign as an employee of the Company.

2. Press Release. The Company will issue a mutually agreeable press release regarding the resignation and submit any required filings with the Securities and Exchange Commission immediately upon the Effective Date of this Agreement.

3. Severance Payments. Upon his resignation and as severance payments to which he would not otherwise be entitled, the Company agrees to provide HTW with base compensation in a gross amount equal to the base compensation HTW received immediately preceding the October 2006 interim reduction, less applicable withholdings, in accordance with the Company's standard payroll practices, as well as make payments to provide for the continuation of HTW's medical coverage to which he is entitled under the Consolidated Omnibus Budge Reconciliation Act of 1985 ("COBRA") (including dental, vision and related benefits) under the terms he enjoyed immediately preceding his resignation, for a period of 18 months following the Effective Date of this Agreement (the "Severance Payments"). The Severance Payments shall be full and complete compensation to HTW in connection with his termination of employment including compensation for any vacation time accrued by HTW during his employment with the Company.

3.1 Reimbursement for Attorneys' Fees. The Company additionally agrees to reimburse HTW for attorneys' fees incurred by him in connection with the negotiations relating to his resignation and the parties' execution of a separation agreement and release. The Company agrees to reimburse HTW within 21 days of HTW's written request for such reimbursement up to an amount not to exceed $7,500.

4. Release of Claims by HTW. HTW and his heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, subsidiaries, affiliates, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

   a. The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other affecting terms and conditions of employment, or a covenant of good faith and fair dealing.
   b. HTW represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not presently releasing any rights or claims arising after the Effective Date.
   c. HTW further agrees never to sue the Company or cause the Company to be sued regarding any matter within the scope of the above release. If HTW violates this release by suing the Company or causing the Company to be sued regarding any matter within the scope of the above release, the Company may recover all damages as allowed by law, including all costs and expenses of defending against the suit incurred by the Company and reasonable attorneys' fees.

4.1 Release of Claims by Company. The Company releases, waives, and discharges HTW from each and every claim or right of any sort on or before the Effective Date and based upon facts and transactions expressly approved or ratified by the Board of Directors of the Company.

5. Board Membership. HTW will continue as a member of the Board of Directors of the Company for the remainder of his term, which expires in 2008, but will not stand for reelection.

6. Stock Options. Upon the Effective Date of this Agreement, the Company agrees to award, and HTW shall receive, Non-qualified stock options in accordance with the Company's 1999 Stock Option Plan (the "Plan") to purchase 200,000 shares of the Company's common stock at the closing price of the shares on the Effective Date. The options will vest at the rate of 25% per year for four years and will expire five years from the date of grant. Any options previously granted to HTW will be treated in accordance with the Plan.

7. Cooperation. During any period HTW is receiving the base compensation and benefits under Section 3 herein, HTW agrees to cooperate with the Company by making himself reasonably available at mutually-agreeable times and places to (i) perform projects requested by the Chief Executive Officer; and (ii) respond to requests by the Company for information pertaining to or relating to the business or legal affairs of the Company and/or the Company's affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of HTW. HTW also agrees to make himself reasonably available to testify as a witness in any litigation or investigation involving the Company. Such cooperation in connection with serving as a witness shall be limited to providing truthful and accurate testimony regarding his knowledge of the matters at issue whether it is in the best interest of the Company or not. The Company agrees to reimburse HTW for all reasonable expenses incurred in connection with his cooperation under this Section and all such expenses shall be submitted to the Chairman of the Audit Committee of the Board of Directors. HTW's cooperation under (i) and (ii) of this Section shall not require HTW's full-time efforts and will be coordinated with HTW's schedule to avoid conflicts with HTW's professional, philanthropic, and personal endeavors and obligations. Nothing herein shall prevent HTW from communicating with or participating in any government investigation.

8. Travel. During any period HTW is receiving the base compensation and benefits under Section 3 herein, HTW will not engage in any travel or other activity on behalf of the Company without a specific request and authorization from the Chief Executive Officer and will not communicate with the investment community or individual investors regarding the Company; provided, however, the restriction on HTW's communications under this Section shall not apply to casual conversation with family members or friends.

9. Office. The Company agrees to provide HTW with the use of a visitor's office as may be reasonably required when given assignments by the Company and will be provided appropriate administrative support in performing such assignments.

10. Computer. HTW will be given his current laptop computer at no charge.

11. Constituents. During any period HTW is receiving the base compensation and benefits under Section 3 herein, HTW will utilize his best efforts to support the Company and its management in continuing a cordial relationship with all constituents of the Company including lenders, contracting parties, vendors or other persons or entities with whom HTW has a personal relationship with such parties.

12. Breach by HTW. The Company's obligations to HTW under this Agreement are contingent on HTW's performance of his obligations under this Agreement. Any material breach by HTW of this Agreement will result in the immediate cancellation of all HTW's stock options and the immediate termination of HTW's severance payments, as well as entitle the Company to all its other remedies in law or equity.

13. Non Disparagement. The Company and HTW agree not to disseminate, either orally, in writing, or via other means, any negative or disparaging remarks harmful to the business or professional reputation of the other in any communications with third parties. The Company and HTW agree that their relationship was mutually and amicably terminated. For purposes of this Section, the Company includes Nevada Gold & Casinos, Inc., its parents, affiliates, subsidiaries, successors and assigns, and its/their present and future directors, officers, managers, employees, agents and representatives. Nothing herein shall prevent the parties from providing truthful and accurate testimony in connection with any lawsuit or investigation or making required filings with the Securities and Exchange Commission.

14. Insider Trading. HTW acknowledges that as a director of the Company he may continue to become aware of material, non-public information regarding the Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. HTW shall seek the advice of the Company's General Counsel prior to conducting any transactions in the Company's stock.

15. Non Admission of Wrongdoing. By entering into this Agreement, the Company and HTW do not admit, and specifically deny, any violation of local, state, or federal law, or other wrongdoing.

16. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

17. Right to Revoke this Agreement. HTW may revoke this Agreement in writing within seven days of signing it. The Agreement will not take effect until the Effective Date. If HTW revokes this Agreement, all of its provisions shall be void and unenforceable.

18. Effective Date. The Effective Date shall be the day after the end of the revocation period described in Section 16.

19. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral or written statements or representations that are not included in this Agreement. Any modifications to this agreement must be in writing and signed by HTW and an authorized employee or agent of the Company.

20. Headings. Captions and headings contained herein are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement nor any provision hereof.

21. Binding Effect. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, representatives, officers, directors, shareholders, predecessors, successors, parents, subsidiaries, affiliated entities, spouses, family, agents, attorneys, servants, employees, principals, partners, whether limited or general, and assigns, if any. Each of the signatories represents and warrants that he or it has the authority to act on his or its behalf and to bind him or it to this Agreement.

22. Governing Law. This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Texas, without giving effect to the choice of law provisions thereof.

IN WITNESS WHEREOF, the signatories hereto have executed this Agreement with authority and in consideration for the promises, covenants, obligations, benefits, and other consideration provided herein.

Nevada Gold & Casinos, Inc.

By ______________________ 6/29/07
Date

______________________ 6/29/07
H. Thomas Winn ("HTW")
Date